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                                                                    EXHIBIT p(1)

                                 CODE OF ETHICS

                              CRM MUTUAL FUND TRUST

                                EFFECTIVE AS OF:
                                ________ __, 2005

1. INTRODUCTION

A. ADOPTION. This Code of Ethics (hereinafter sometimes referred to as this "Code") has been adopted by the Board of Trustees of CRM Mutual Fund Trust (the "Trust"), on behalf of each of CRM Small Cap Value Fund, CRM Small/Mid Cap Value Fund, CRM Mid Cap Value Fund and CRM Large Cap Value Fund (each, a "Fund" and collectively, the "Funds"), in accordance with the requirements of Rule 17j-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act").

B. VIOLATIONS. Violations this Code may constitute grounds for the imposition of significant administrative and civil injunctive, as well as criminal, sanctions by the U.S. Securities and Exchange Commission (the "SEC") or the federal courts. In addition, the Trust may impose internal sanctions for violations of this Code. ALL PERSONS THAT ARE OR THAT ARE ABOUT TO BECOME COVERED BY THIS CODE ARE EXPECTED TO BE FAMILIAR WITH THE PROSCRIPTIONS OF THIS RULE.

C. GUIDING PRINCIPLE. This Code of Ethics is based upon the principle that the trustees and officers of the Funds and certain affiliated persons of the Funds and any investment adviser to the Funds owe a fiduciary duty to, among others, the shareholders of the Trust, to conduct their affairs, including their personal securities transactions, in such manner to avoid:

      (i) serving their own personal interests ahead of such shareholders and investors;

      (ii)  taking inappropriate advantage of their position with the Trust; and

      (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

D. APPLICATION. This Code does not apply to "access persons" (as defined in the Rule) of any investment adviser, administrator or principal underwriter of the Trust who are required to file reports with any investment adviser, sub-adviser, administrator or principal underwriter pursuant to a code of ethics (a "Conforming Code") adopted by such entity that conforms with the requirements of the Rule (such persons "Non-Covered Persons"). In the event that any such entity has adopted a Conforming Code, such entity shall:

      (i) submit to the Board of Trustees of the Trust a copy of its Conforming Code ;

      (ii) promptly report to the Trust in writing any material amendments to its Code of Ethics;

      (iii) promptly furnish to the Trust, upon request, copies of any reports made pursuant to such Code of Ethics by any person who is an Access Person of the Trust;

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      (iv)  immediately furnish to the Trust, without request, all material information regarding any violation of such Code of Ethics by any person who is an Access Person of the Trust; and

      (v) provide reports to the Board of Trustees of the Trust required by paragraph (c)(2)(ii) of the Rule.

2. DEFINITIONS. For purposes of this Code, the following terms shall have the respective meanings set forth below:

A. "Access Person" means any director, trustee, manager, general partner, officer or Advisory Person of the Trust or the investment adviser to the Funds that is not a Non-Covered Person.

B. "Advisory Person" means:

      (i) any employee of the Trust or Investment Adviser of the Trust that is not a Non-Covered Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Trust, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and

      (ii) any natural person in a control relationship to the Trust, or investment adviser to the Trust that is not a Non-Covered Person who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Covered Securities by the Trust.

C "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

D. "Beneficial Ownership" for purposes of this Code, shall be interpreted in a manner consistent with the provisions of Section 16 of the of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder which, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security regardless of who is the registered owner. This would include:

      (i) securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise regardless of whether the securities are owned individually or jointly;

      (ii) securities held in the name of a member of his or her immediate family (spouse, minor child and adults) sharing the same household;

      (iii) securities held by a trustee, executor, administrator, custodian or broker;

      (iv) securities owned by a general partnership of which the person is a member or a limited partnership of which such person is a general partner;

      (v) securities held by a corporation which can be regarded as a personal holding

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            company of a person; and

      (vi) securities recently purchased by a person and awaiting transfer into his or her name.

E. "Chief Compliance Officer" means the Chief Compliance Officer of the Trust appointed pursuant to Rule 38a-1 under the 1940 Act.

F. "Code" shall have the meaning set forth in Section 1.A. hereof.

G. "Conforming Code" shall have the meaning set forth in Section 1.D. hereof.

H. "Control" has the same meaning as in Section 2(a)(9) of the 1940 Act.

I. "Covered Security" means any Security defined under Section 2(a)(36) of the 1940 Act (see Section 2.U. below), except that the following types of securities are generally exempt from trading restrictions under this Code:

      (i)   direct obligations of the Government of the United States;

      (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

      (iii) shares issued by open-end investment companies registered under the 1940 Act.

J. "Equivalent Security" shall include any option to purchase or sell, and any security convertible into or exchangeable for such Covered Security.

K. "Fund(s)" shall have the meaning set forth in Section 1.A. hereof.

L. "Independent Trustee" means a Trustee of the Trust, who is not an "interested person" of the Trust, within the meaning of Section 2(a)(19)(A) of the 1940 Act.

M. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

N. "Investment Personnel" means:

      (i) any employee of the Trust or investment adviser to Trust (or of any company in a control relationship to the Trust or investment adviser), that is not a Non-Covered Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; and

      (ii) any natural person who controls the Trust or investment adviser to the Trust, that is not a Non-Covered Person who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

O. "Limited Offering" means an offering that is exempt from registration under the Securities

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Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504,
Rule 505 or Rule 506 thereunder.

P. "1940 Act" shall have the meaning set forth in Section 1.A. hereof.

Q. "Non-Covered Persons(s)" shall have the meaning set forth in Section 1.D. hereof.

R. "Purchase or Sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

S. "Rule" shall have the meaning set forth in Section 1.A. hereof.

T. "SEC" shall have the meaning set forth in Section 1.B. hereof.

U. "Security" shall have the same meaning set forth under Section 2(a)(36) of the 1940 Act, generally defined as any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into in a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

V. "Security Held or to be Acquired by the Trust" mean

      (i)   any Covered Security which, within the most recent 15 days:

            (a)   is or has been held by the Fund; or

            (b) Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

      (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in clause (i) above.

W. "Trust" shall have the meaning set forth in Section 1.A. hereof.

2. PROHIBITED TRANSACTIONS

A. UNLAWFUL ACTIONS. No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Trust:

      (i)   employ any device, scheme or artifice to defraud the Trust;

      (ii) make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

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      (iii) engage in any act, practice or course of business which would operate as a fraud or deceit upon the Trust; or

      (iv)  engage in any manipulative practice with respect to the Trust.

B. PROHIBITIONS ON PURCHASES AND SALES. Except as otherwise provided, no Access Person shall:

      (i) purchase or sell, directly or indirectly, any Covered Security (or any Equivalent Security) in which he or she has or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which at the time of such purchase or sale:

            (a) is "being considered for purchase or sale" by a series of the Trust with respect to which such Access Person has access to information regarding the Trust's transactions, or

            (b) is "being purchased or sold" by a series of the Trust with respect to which such Access Person has access to information regarding the Trust's transactions;

      (ii) disclose to other persons the securities activities engaged in or contemplated for the various series of the Trust; and

      (iii) trade on or communicate material non-public information, or "inside information" of any sort, whether obtained in the course of research activities, through a client relationship or otherwise.

C. A security is "being considered for purchase or sale" or is "being purchased or sold" when an instruction to purchase or sell the security has been made and communicated to the trading desk, which includes a pending "buy" or "sell" order with respect to a security for the Trust. In addition, as to any person, a security is "being considered for purchase or sale" or is "being purchased or sold" if such person is considering giving an instruction to purchase or sell the security or is aware that any other person is considering giving an instruction to purchase or sell the security for the Trust.

D. PRE-APPROVAL OF CERTAIN TRANSACTIONS. No Investment Personnel shall, without approval of the Chief Compliance Officer, acquire directly or indirectly any Beneficial Ownership in any securities (i) in an Initial Public Offering or (ii) in a Limited Offering.

4. EXEMPTED TRANSACTIONS

A. The prohibitions of Sections 3.B. of this Code shall not apply to:

      (i) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

      (ii)  purchases which are part of an Automatic Investment Plan;

      (iii) purchases or sales that are non-volitional on the part of the Access person or the Trust, including mergers, reorganizations and similar transactions;

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      (iii) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

5. INITIAL HOLDINGS REPORTS

All Access Persons, except Independent Trustees, shall report to the Chief Compliance Officer within 10 days of becoming an Access Person:

      (i) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

      (ii) the name of any broker, dealer or bank ("financial institution") with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

      (iii) the date that the report is submitted by the Access Person.

The information in set forth in such report must be current as of a date no more than 45 days prior to the date such person becomes an Access Person.

6. QUARTERLY TRANSACTION REPORTS

A. Every Access Person shall report to the Chief Compliance Officer the information described in Section 6.D. below with respect to transactions in any Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person has no direct or indirect influence or control.

B. Each Independent Trustee need only report a transaction in a security if such Trustee, at the time of that transaction knew, or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such security was purchased or sold by the Trust, or was being considered for purchase by the Trust.

C. Reports required under this Section shall be made not later than 30 days after the end of the calendar quarter. EVERY ACCESS PERSON SHALL BE REQUIRED TO SUBMIT A REPORT FOR ALL PERIODS, INCLUDING THOSE PERIODS IN WHICH NO SECURITIES TRANSACTIONS WERE EFFECTED.

D. For all Access Persons, other than Independent Trustees, a report shall be made on a form containing the following information:

      (i) With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

            (a) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each

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                  Covered Security involved;

            (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

            (c) the price at which the transaction in the Covered Security was effected;

            (d) the name of the financial institution with or through which the transaction was effected; and

            (e)   the date that the report is submitted by the Access Person.

      (ii) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

            (a) the name of the financial institution with whom the Access Person established the account;

            (b)   the date the account was established; and

            (c)   the date that the report is submitted by the Access Person.

E. For Independent Trustees with reportable transactions, a report shall be made on the form of Quarterly Securities Transactions Report attached hereto as Appendix A

7. ANNUAL HOLDINGS REPORTS

A. All Access Persons, except Independent Trustees, shall report to the Chief Compliance Officer on an annual basis as of January 15th.

      (i) the title, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;

      (ii) the name of any financial institution with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

      (iii) the date that the report is submitted by the Access Person.

B. The information in set forth in such report must be current as of a date no more than 45 days prior to the date of such report.

8. STATEMENTS FROM FINANCIAL INSTITUTIONS.

A. With the exception of the Independent Trustees, every Access Person shall direct his or her financial institution to supply to the Chief Compliance Officer, on a timely basis, duplicate copies of all periodic statements for all securities accounts.

B. If copies of periodic statements are not received within 30 days of the end of the reporting period, the Access Person shall provide a written authorization to the Chief Compliance Officer to obtain such statements directly from the Access Person's financial institution.

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9. NOTIFICATION OF REPORTING OBLIGATION. The Chief Compliance Officer shall notify each identified Access Person that he or she is subject to these reporting requirements and shall deliver a copy of the current Code of Ethics, and any subsequent amendments thereto, to each Access Person.

10. CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS. With the exception of the Independent Trustees, Access Persons shall certify annually pursuant to the Annual Holdings Report that:

      (i) they have read and understand this Code of Ethics and recognize that they are subject thereto;

      (ii)  they have complied with the requirements of this Code of Ethics;

      (iii) they have reported all personal securities transactions required to be reported pursuant to the requirements of this Code of Ethics; and

      (iv) with respect to accounts that the Access Person has represented that he or she has no direct or indirect influence or control, such Access Person still has no direct or indirect influence or control over such accounts.

11. CONFLICT OF INTEREST. Every Access Person shall notify the Chief Compliance Officer of any personal conflict of interest relationship that may involve the Trust, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any series of the Trust.

12. REVIEW OF REPORTS. The Chief Compliance Officer or shall review all holdings or transactions reports submitted by Access Persons, including periodic statements from financial institutions confirming personal securities transactions, to ensure that no trading has taken place in violation of the Rule or this Code of Ethics.

13. BENEFICIAL OWNERSHIP. Any form of report required pursuant to this Section may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in any Covered Security to which the report relates.

14. ANNUAL REPORTING. The Chief Compliance Officer shall furnish to the Board of Trustees of the Trust and the Board of Trustees shall consider, an annual report relating to this Code of Ethics. Such annual report shall:

      (i) describe any issues arising under this Code or procedures since the last report to the Board of Trustees of the Trust, including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to material violations; and

      (iv) certify that the Trust has adopted procedures reasonably necessary to prevent Access Persons from violating the Applicable Codes.

15. REPORTING OF VIOLATIONS. The Chief Compliance Officer shall report any violation

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of this Code of Ethics to the Board of Trustees of the Trust which shall consider reports of such violations on a quarterly basis, unless a more timely review is deemed necessary, and shall determine the extent to which this Code of Ethics has been violated and what sanctions, if any, should be imposed.

16. SANCTIONS.

A. Any securities trade found to be executed in violation of this Code or the Rule shall be unwound (if possible) or, in the alternative, all profits shall be disgorged (net of commissions but before any tax effect). Such disgorged profits shall be paid over to the affected series of the Trust, or in the event the Trust is unaffected by the trade, such disgorged profits shall be donated to a recognized charity.

B. Upon determination that a material violation of this Code has occurred, sanctions may be deemed appropriate, including, among other things, a letter of censure or suspension or termination of the violator.

17. RETENTION OF RECORDS. As required under the Rule, the Trust shall maintain: this Code of Ethics; a list of all persons required to make reports hereunder from time to time; a copy of each report made by an Access Person hereunder; a list of all persons responsible for reviewing the reports required hereunder; a record of any decision, including the reasons supporting the decision, to approve the acquisition by an Advisory Person or Investment Personnel of securities in a Limited Offering; each memorandum made by the Chief Compliance Officer hereunder; and a record of any violation hereof, including any action taken as a result of such violation.

18. AMENDMENTS. This Code shall be amended from time to time, as changing regulations warrant, as operational procedures are enhanced, or to reflect non-material updates. Should reported transaction activity of Access Persons indicate trends that could pose a potential risk to achieving full compliance with the Rule, additional trading restrictions may be implemented under this Code of Ethics.

19. ADOPTION AND APPROVAL. The Board of Trustees of the Trust, including a majority of the Independent Trustees of the Board, shall approve this Code of Ethics with respect to the Trust, including any material changes to this Code.

Approved by the Board of the Trust:  _________ __, 2005

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                                                                      APPENDIX A

                              CRM MUTUAL FUND TRUST

                    QUARTERLY SECURITIES TRANSACTIONS REPORT

                         * FOR INDEPENDENT TRUSTEES ONLY

For the Calendar Quarter Ended:______________

To the Chief Compliance Officer:

During the quarter referred to above, in compliance with the required reporting pursuant to the Code of Ethics (the "Code") adopted by CRM Mutual Fund Trust, I have reviewed all transactions that were effected by me or on my behalf, with respect to whether I had knowledge at the time of each transaction or, in the ordinary course of fulfilling my official duties as an Independent Trustee, should have known that:

      (i) during the 15-day period immediately preceding or after the date of the transaction, such security was purchased or sold by the Trust, or

      (ii) was being considered for purchase by the Trust or by the Investment Adviser on behalf of the Trust.

Accordingly, I hereby certify that:

I had no such reportable transactions; or

I have included all reportable transactions below, as required by the Code of Ethics.

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
    Title/Name & Full
Description of Security,                                                 Principal                       Financial
include interest rate and                                 Number of      Amount of        Price at       Institution
 maturity date for debt                       Buy,       Shares (for    Transaction        which          through
securities (Please do not      Date of       Sell,         Equity        (for Debt       Transaction     which Trade
 include ticker symbols)     Transaction     Other       Securities)    Securities)     was Affected    was Affected
-------------------------    -----------     -----       -----------    -----------     ------------    ------------


This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Except as noted above, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Trust, such as the existence of any economic relationship between my transactions and securities held or to be acquired by the Trust or any of its respective Series.

Date:_____________________ Signature:__________________________________

Print Name:_________________________________